Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 3, 2010, relating to our audit of the consolidated statement of financial condition of FXCM Holdings, LLC and Subsidiaries as of December 31, 2009, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for the year ended December 31, 2009, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-169234) and related Prospectus of FXCM Inc. dated November 15, 2010.
/s/ Ernst & Young LLP
New York, NY
November 15, 2010